Exhibit 10.6.2
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     Universal Technical Institute, Inc., (the “Company”), a Delaware corporation, and John C. White (the “Employee”) entered into an Employment Agreement (“Agreement”) dated July 8, 2008 (the “Effective Date”). By the execution of this First Amendment, Company and Employee hereby amend the Agreement as provided below.
     1. The purpose of this First Amendment is to satisfy the documentation requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). The Agreement has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from the Effective Date through December 31, 2008. This First Amendment is effective as of January 1, 2009.
     2. Section 9.c. of the Agreement is hereby amended in its entirety to read as set out below:
     c. Unless otherwise prohibited by law, Employee’s employment with the Company will terminate on the effective date of Employee’s Disability. The effective date of Employee’s Disability, which will be Employee’s Termination Date for purposes of this Section 9.c, is the last day of the third month on which Employee receives disability benefits pursuant to a Company sponsored disability plan or the day on which Employee is determined to be totally disabled by the Social Security Administration. Employee shall be entitled to the following items upon Employee’s Disability, so long as Employee has signed the release described in Section 11 below and not revoked it:
     (i) Severance payments as provided under Section 9.a.(ii); and
     (ii) All payments and benefits set forth in Section 9.a.(i), (iv), (v), (vi) and (vii); and
     (ii) Disability benefits under the applicable plan or practice.
     3. Section 9.d.(i) of the Agreement is hereby amended in its entirety to read as set out below:
     (i) Severance payments as provided under Section 9.a(ii), provided however that the severance payments payable under Section 9.a(ii) shall begin on the first day of the month following the date of Employee’s death; and
     4. Section 9.e. of the Agreement is hereby amended by adding the following new sentence to the end thereof:
In all cases, the bonus payment to which Employee is entitled pursuant to this Section 9.e, if any, will be paid to Employee on or before the fifteenth (15th) day of the third (3rd) month of Employee’s taxable year following the taxable year in which Employee became entitled to the bonus.
     5. Section 9.f. of the Agreement is hereby amended by adding the following new paragraph (iv) to the end thereof:
     (iv) To the extent any reduction of the Payments becomes necessary pursuant to this Section 9.f, the reduction first shall apply to amounts payable pursuant to this Section 9, or pursuant to any other arrangement, that are not subject to Section 409A of the Code. If the amount of the necessary reduction exceeds the amount of the payments described in the preceding sentence, the reduction will then apply on a proportional basis to amounts payable to Employee that are subject to the requirements of Section 409A of the Code.
     6. Section 9.j. of the Agreement is hereby amended in its entirety to read as set out below:
     j. For purposes of this Agreement, Employee’s Termination Date shall be the date on which Employee incurs a “Separation from Service.” For this purpose, the term “Separation from Service” means either (1) the termination of Employee’s employment with the Company and all affiliates, or (2) a permanent reduction in the level of bona fide services that Employee provides to the Company and all affiliates to an amount that is 20% or less of the average level of bona fide services that Employee provided to the Company and all affiliates in the immediately preceding 36 months, with the level of bona fide services to be calculated in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
     Employee’s relationship is treated as continuing while Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Employee’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If Employee’s period of leave exceeds six months and Employee’s right to reemployment is not provided either by statute or by contract, the relationship between Employee and the Company is deemed to terminate on the first day immediately following the expiration of such six month period. Whether a termination has occurred will be determined based on all of the facts and circumstances.
     For purposes of this paragraph, the term “affiliate” shall have the meaning set forth in 26 C.F.R. § 1.409A-1(h)(3) (which generally requires 50% common ownership).
     If Employee is providing services to the Company in more than one capacity, for example as both an employee and a member of the Board of Directors or an independent contractor for the Company, Employee must terminate employment with or services to the Company in all capacities in order to have a Separation from Service for purposes of this Agreement.
     7. Section 9 of the Agreement is hereby amended by adding the following new paragraph k. to the end thereof:
     k. This Agreement shall be administered in compliance with Section 409A of the Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto.
     8. Section 9 of the Agreement is hereby amended by restating the last paragraph in its entirety to read as set out below:
     Notwithstanding any of the foregoing, if the Employee is a Specified Employee on the Termination Date, all bi-weekly payments, if any, that are to be made following the fifteenth (15th) day of the third (3rd) month of the Employee’s taxable year following the Employee’s taxable year in which the Termination Date occurred, but before the date which is six months following the Termination Date, shall be paid in a lump-sum on the first day of the seventh month following the Employee’s Termination Date or, if earlier, the date the Employee dies following the Termination Date.
     9. Section 17.a. of the Agreement is hereby amended in its entirety to read as set out below:
     a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be deemed to be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.
     10. Except as otherwise modified by this First Amendment, the Agreement shall continue in full force and effect.
     IN WITNESS WHEREOF, Employee and the Company have executed this First Amendment as of the date set forth below.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

Its:

Date:	December _____, 2008

JOHN C. WHITE

Date:	December _____, 2008